Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

         We consent to the incorporation by reference in this amendment No. 1 to the Registration Statement No. 333-117852 on Form F-4 of Unibanco – União de Bancos Brasileiros S.A. of our report dated June 24, 2004, appearing in the Annual Report for the fiscal year ended on December 31, 2003 on Form 20-F of Unibanco Holdings S.A. and subsidiary, and Unibanco – União de Bancos Brasileiros S.A. and subsidiaries and to the use of such report appearing in the Prospectus, which is part of this Registration Statement.

         We also consent to the reference to us under the headings “Summary Consolidated Financial Information” and “Independent Accountants” in such Prospectus, which is part of this Registration Statement.

/s:/ Deloitte Touche Tohmatsu
Auditores Independentes
September 28, 2004
São Paulo, Brazil